

Jean-Michel Basquiat (1960–1988)

Dark Milk (1986)



Jean-Michel Basquiat (b. 1960, New York–d. 1988, New York) is widely considered to be one of the most interesting and controversial artists of the 20th century.

INVESTMENT THESIS

Price Appreciation of Similar Works
18.7%

Appraised Value
$10,000,000

Initial Offering
$9,269,000

Similar Sales



$10.8m
$8.1m
$5.4m
$2.7m
$0.0
92
95
98
01
04
07
10
13
16
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	significant $116,961,569
Repeat Sales	view

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INVEST NOW

DEAL SHEET



Jean-Michel Basquiat (1960–19

Dark Milk (1986)



Jean-Michel Basquiat (b. 1960, New York–d. 1988, New York) is widely considered to be one of the most interesting and controversial artists of the 20th century.

INVESTMENT THESIS

$10,000,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

THIRD PARTY APPRAISAL



$0.0
92
95
98
01
04
07
10
13
16
19

Initial Offering

$9,269,000

sec.gov/edgar

significant 37 years

s significant $116,961,569

view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

At an impressive scale, *Dark Milk* is Masterworks' first offering of a late work (1985-1988) by blue-chip artist Jean-Michel Basquiat.

This work features elements that are typical of Basquiat's best work – including skulls, xerox, collaged works on paper, and oilstick hieroglyphics and text.

Comparable paintings include *Apex* (1986) which sold for $10.8 million, and *Rubber* (1985) which sold for $9.7 million – both in 2019.

A skull is also featured on Basquiat's top auction record of $110.5 million, which is the highest auction record for any American artist.

Although there are no guarantees, similar works have appreciated by 18.7% per year historically.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$116,961,569

2020 Number of Lots Sold
69

Jean-Michel

BASQUIAT

b. 1960, New York–d. 1988, New York





THE PAINTING

Dark Milk, 1986

Acrylic, oilstick, xerox and paper collage on canvas

68 × 87 in. (172.7 × 219.7 cm.)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

18.7%

INITIAL OFFERING

$9,269,000

APPRAISED VALUE

$10,000,000

Jean-Michel Basquiat (b. 1960, New York–d. 1988, New York) is widely considered to be one of the most interesting and controversial artists of the 20th century.

The Painting is a striking example of Basquiat's abstracted style and features two painted heads, prominent oilstick hieroglyphs, and elements of Xerox collage. To create the composition, Basquiat pasted photo-copies of his own illustrations to the canvas, and painted areas of the work in white and brown passages. Painted in 1986, this example is from a later body of work and followed Basquiat's 1985 appearance on the cover of The New York Times Magazine, in an article entitled "New Art, New Money".

The Painting demonstrates several important features typical of Basquiat's best work, such as skulls, crisp oilstick details and text, which he intentionally crossed out. Scattered throughout are Xerox copies of detailed drawings, some of which are anatomical and consistent with Basquiat's exploration of the human body in his work. The Painting is impressive in scale, at 68 inches tall by 87 inches wide. Comparable works to the Painting that have sold at auction include "Apex" (1986), which features two painted heads and layered Xerox collage on canvas, sold for $10,814,998 (£8,227,950) in 2019 and "Rubber", which is a more colorful work, sold for £7,487,600 ($9,697,265) in 2019. The year, composition, subject, scale and execution of the Painting make this work a desirable example by the artist.

As a young adult, Basquiat experimented with graffiti and tagging, and became well known by the moniker SAMO in the downtown art scene in New York City. All of these shaped the formal artist practice of Jean-Michel Basquiat, and in 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled New York/New Wave.

Shortly following the show at PS1, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat travelled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. Throughout his brief and glamorous career, the artist explored the experience of black identity in America, a topic still relevant today. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.

Basquiat had struggled with drug addiction for years, and in 1988, he was found dead of an overdose in his NoHo loft in downtown Manhattan. In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018-2019. In 2018, the Brooklyn Museum also hosted a one-work show of "Untitled" (1982), which had sold in 2017 for a record price of $110,487,500. As of April 6, 2021, Jean-Michel Basquiat's auction records remain led by the aforementioned sale of "Untitled" (1982), followed by "Untitled" (1982), which sold for $57,285,000 in 2016 and "Dustheads" (1982), which sold for $48,843,750 in 2013.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$12M
$9M
$6M
$3M
1987
1990
1992
1995
1997
2000
2002
2005
2007
2010
2012
2015
2017
2020





Jean-Michel Basquiat was without a doubt one of the most important and influential post-modern artists in the world. The Brooklyn Nets, an NBA team, and Coach, a luxury fashion brand, are just a few of the many brands who have collaborated with the estate of the Brooklyn-born artist.




JOHN THE REVELATOR
HEY!
SAVOY


"I don't think about art when I'm working—
I TRY TO THINK ABOUT LIFE."

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: paintings created between 1985-1987 with a central figure and elements of xerox collage, that measure between 50 inches by 50 inches and 115 inches by 115 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 18.7% CAGR implied from selected sales occurring from June 30, 1988 to February 11, 2020.

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